CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of Sequoia Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
New York, New York
June 25, 2007